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EXHIBIT 8(o)(1)
                                AMENDMENT NO. 1
                           TO PARTICIPATION AGREEMENT


     The Participation Agreement, dated as of May 1, 2000, between PFL LIFE INSURANCE COMPANY, AFSG SECURITIES CORPORATION, ALLIANCE CAPITAL MANAGEMENT L.P., and ALLIANCE FUND DISTRIBUTORS, INC. ("the Agreement") is hereby amended as follows:

     WHEREAS, Peoples Benefit Life Insurance Company ("Peoples Benefit"), an affiliate of PFL Life Insurance Company, has registered or will register certain variable annuity contracts and/or variable life insurance policies (both the contracts and policies, collectively, "Policies") under the Securities Act of 1933; and

     WHEREAS, Peoples Benefit has, by resolution of its Board of Directors, duly organized and established the Peoples Benefit Life Insurance Company Separate Account V ("Account V") as a segregated asset account to receive, set aside and invest assets attributable to net premiums and payments received under the Policies; and

     WHEREAS, Peoples Benefit has registered or will register the Account as a unit investment trust under the Investment Company Act of 1940; and

     WHEREAS, to the extent permitted by applicable insurance law and regulation, Peoples Benefit intends to purchase shares in one or more portfolios of the Fund to fund the Policies on behalf of Account V, and

     WHEREAS, the Fund intends to sell shares of the Portfolio(s) to Account V at net asset value; and

     WHEREAS, all of the current parties is desirous of adding Peoples Benefit as a party, subject to the same terms and conditions, to the Agreement.

     NOW, THEREFORE, IT IS HEREBY AGREED that Peoples Benefit is authorized to acquire shares issued by the Fund, subject to the terms and conditions of this Agreement, and that the term "Contract" is further defined to include Peoples Benefit's Form N-4 registration statement filed with the Securities and Exchange Commission, 1933 Act File No. 33-80958, 194040 Act File No. 811-6564.

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this Addendum to be executed in its name and on its behalf by its duly authorized representative as of August 2, 2000.


PFL LIFE INSURANCE COMPANY                 AFSG SECURITIES CORPORATION

By:    ________________________________    By:    ______________________________

Title: ________________________________    Title: ______________________________


ALLIANCE CAPITAL MANAGEMENT LP             ALLIANCE FUND DISTRIBUTORS, INC.
By:  Alliance Capital Management
Corporation,
Its General Partner

By:    ________________________________    By:    ______________________________

Title: ________________________________    Title: ______________________________


PEOPLES BENEFIT LIFE INSURANCE COMPANY

By:    ________________________________

Title: ________________________________